Exhibit (d)(3)

CONTRIBUTION AGREEMENT

CONTRIBUTION AGREEMENT, dated as of January 14, 2010 (this “Agreement”), among Shiseido Company, Limited, a corporation organized under the laws of Japan (“Parent”), Shiseido Americas Corporation, a Delaware corporation (“Managing Member”), Blush Holdings, LLC, a Delaware limited liability and an indirect subsidiary of Parent (“Holdings”), Blush Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Purchaser”), Leslie A. Blodgett (“Executive”), and the other stockholder whose name appears on the signature pages of this Agreement (together with Executive, each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, as of the date hereof and except as set forth in Section 5 hereto, each Stockholder represents and warrants to Parent that it owns of record and beneficially and has good, valid and marketable title to, free and clear of any Lien, proxy, voting restriction, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind, other than pursuant to this Agreement, and has the sole power to vote and full right, power and authority to sell, transfer and deliver, the number of shares of common stock, par value $.001 per share (“Company Common Stock”), of Bare Escentuals, Inc., a Delaware corporation (the “Company”), as is set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of Company Common Stock and any shares of Company Common Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the “Shares”);

WHEREAS, Parent, Purchaser and the Company propose to enter into, simultaneously herewith, an Agreement and Plan of Merger (the “Merger Agreement”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), a draft of which has been made available to each Stockholder, which provides, upon the terms and subject to the conditions thereof, for the Purchaser to commence a tender offer for all of the issued and outstanding shares of Company Common Stock of the Company (the “Offer”) and the subsequent merger of Purchaser with and into the Company (the “Merger”); and

WHEREAS, upon the terms and subject to the conditions set forth in the Merger Agreement, any Shares held by Stockholders which do not constitute Contribution Shares (as defined below) will be converted automatically, without any additional action on the part of Stockholders, into the right to receive the Per Share Amount.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the Stockholders hereby agree as follows:

1. Non-Tender of Shares. Each Stockholder hereby agrees that such Stockholder shall not tender, or cause to be tendered, in the Offer, any of its Shares pursuant to the terms of the Offer.

2. Identification of Contribution Shares. Each Stockholder hereby designates that number of shares of Company Common Stock set forth opposite such Stockholder’s name on Exhibit A hereto in the column marked “Contribution Shares” (the “Contribution Shares”) as shares that they desire to be exchanged for such membership units of Holdings set forth in Section 4 below.

3. Contributions. Subject to Section 5 and Section 14 hereof, immediately following the acceptance of shares of Company Common Stock for payment pursuant to the Offer, and without further action by the Stockholders, all of the Stockholders’ right, title and interest in and to the Contribution Shares will be assigned, transferred and delivered to Holdings free and clear of all liens (the “Stockholders Contribution”). Subject to Section 5 and Section 14 hereof, immediately following the acceptance of shares of Company Common Stock for payment pursuant to the Offer, and without further action by the Stockholders, Parent hereby agrees to cause Managing Member, or another direct or indirect wholly-owned subsidiary of Shiseido, to contribute to Holdings sufficient cash in order to permit it to pay the Per Share Amount on Shares held by the Stockholders that do not constitute Contribution Shares and to make the payment contemplated by Section 4.2 of the LLC Agreement (the “Shiseido Contribution” and, together with the Stockholders Contribution, the “Contributions” and each a “Contribution”).

4. Issuance of Membership Units.

(a) As consideration for the assignment, transfer and delivery of the Contribution Shares pursuant to Section 3, Holdings will issue a total of three (3) Class II Units of Holdings, having the terms, conditions, rights and obligations set forth in the LLC Agreement (as defined below) (the “Class II Units”) to the Stockholders. Such three (3) Class II Units shall be issued in the name of the respective Stockholders in amounts to be mutually agreed upon by Holdings and the Stockholders prior to the acceptance of shares of Company Common Stock for payment pursuant to the Offer as contemplated by the Merger Agreement. The Stockholders hereby acknowledge and agree that receipt of the Class II Units shall constitute complete satisfaction of all obligations or any other sums due to the Stockholders with respect to the Contribution Shares.

(b) As consideration for the payment of the Shiseido Contribution pursuant to Section 3, Holdings will issue a total of 100 Class I Units of Holdings, having the terms, conditions, rights and obligations set forth in the LLC Agreement (the “Class I Units”) to Managing Member, or such other direct or indirect wholly-owned subsidiary of Parent which makes the Shiseido Contribution (it being understood that whichever entity makes the Shiseido Contribution will be the initial Managing Member under the LLC Agreement). Parent and Managing Member hereby acknowledges and agrees that receipt of the Class I Units shall constitute complete satisfaction of all obligations or any other sums due to Managing Member with respect to the Shiseido Contribution.

5. Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place immediately following the acceptance of shares of Company Common Stock for payment pursuant to the Offer, and is conditioned upon acceptance of such shares for payment pursuant to the Offer; provided, however, that (i) the obligation of the Stockholders to proceed to Closing is expressly conditioned on the truth and accuracy of the Parent’s representations and warranties in Section 11 hereof as of such time and (ii) the obligation of Parent to proceed to Closing is expressly conditioned on the truth and accuracy of each of the Stockholder’s representations and warranties in Section 12 hereof and in the LLC Agreement as of such time. Each of the Contributions shall be deemed to have occurred simultaneously at the Closing.

6. LLC Agreement. Immediately prior to the Closing, Holdings, Managing Member and the Stockholders agree to enter into an Amended and Restated LLC Agreement in the form attached hereto as Exhibit B, for the purpose of governing the affairs of, and the conduct of the business of Holdings (the “LLC Agreement”). Contemporaneously with the execution of this Agreement, Stockholders have delivered to Holdings a copy of the LLC Agreement executed by each of the Stockholders to be held by Holdings until the Closing (it being understood that the LLC Agreement shall no operative effect until the Closing has occurred).

7. Guarantees. Shiseido hereby unconditionally guarantees to the Stockholders the full and complete payment of the Shiseido Contribution pursuant to the terms of this Agreement, subject to the same conditions of such contribution. Shiseido hereby also agrees to enter into a guarantee simultaneously with the execution of the LLC Agreement, and agrees to cause the Company to enter into a guarantee, each in the form attached hereto as Exhibit C, guaranteeing to the Stockholders the full and complete payment and discharge of the payment obligations of Holdings to the Stockholders under the LLC Agreement.

8. Irrevocable Election. The execution of this Agreement by the Stockholders evidences, subject to Section 14 hereof, the irrevocable election and agreement by the Stockholders to contribute the Contribution Shares in exchange for the Class II Units at the Closing on the terms and conditions set forth herein. In furtherance of the foregoing, each Stockholder agrees that he, she or it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares or (d) take any action that would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Stockholder from performing its obligations hereunder.

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9. Voting; Grant of Proxy. Each Stockholder, by this Agreement, with respect to its Shares, shall, or shall cause the holder of record on any applicable record date to, vote, at any meeting of the stockholders of the Company, and in any action by written consent of the stockholders of the Company, all of such Stockholder’s Shares (a) against any action, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including any Takeover Proposal) that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that reasonably would be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled, and (b) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement which are considered and voted upon by the stockholders of the Company. In order to secure the performance of such Stockholder’s obligations under this Agreement, by entering into this Agreement, such Stockholder hereby grants an irrevocable proxy to Parent (and agrees to execute such documents or certificates evidencing such proxy as Parent may reasonably request) to express consent or dissent, or otherwise utilize such voting power solely in the manner described in the immediately preceding sentence. THIS PROXY IS IRREVOCABLE AND COUPLED WITH AN INTEREST, EXCEPT THAT SUCH PROXY SHALL BE REVOKED AUTOMATICALLY, WITHOUT NOTICE OR OTHER ACTION BY ANY PERSON, UPON THE TERMINATION OF THIS AGREEMENT. Each Stockholder shall retain at all times the right to vote such Stockholder’s Shares in such Stockholder’s sole discretion and without any other limitation on those matters other than those set forth in the first sentence of this Section 2 that are at any time or from time to time presented for consideration to the Company’s stockholders. Each Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

10. No Solicitation of Transactions. None of the Stockholders shall, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate or knowingly facilitate or encourage the submission of, any Takeover Proposal or (b) participate in any discussions or negotiations regarding, or furnish to any person, any information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, facilitate or knowingly facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, a Superior Proposal; provided, however, that nothing in this Section 10 shall prevent the Stockholder, in its capacity as a director or executive officer of the Company, from engaging in any activity permitted pursuant to Section 6.5 of the Merger Agreement. Each Stockholder shall, and shall direct or cause its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Takeover Proposal. Each Stockholder shall promptly advise Parent orally and in writing after the receipt by any Stockholder of (a) any Takeover Proposal or any request for information with respect to any Takeover Proposal, the material terms and conditions of such Takeover Proposal or request and the identity of the person making such Takeover Proposal or request and (b) any changes in any such Takeover Proposal or request.

11. Representations and Warranties of the Stockholders. Each Stockholder hereby severally represents and warrants to Parent, Managing Member, Holdings and Purchaser as follows:

(a) Such Stockholder has all necessary capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Parent, Managing Member, Holdings and Purchaser, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and any implied covenant of good faith and fair dealing and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

(b) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, (i) assuming that all consents, approvals, authorizations and other actions described in subsection (c) have been obtained and all filings and obligations described in subsection (c) have been made, conflict with or violate any Law applicable to such Stockholder or by which the Shares of such Stockholder are bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under any

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agreement affecting the Shares to which such Stockholder is a party, or give to others any right of termination, amendment, acceleration or cancellation of any such agreement, or result in the creation of a Lien or other encumbrance on the Shares of such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

(c) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements, if any, of the Exchange Act.

(d) Such Stockholder is acquiring the Class II Units for its own account and not with a view to the resale or distribution thereof.

(e) Such Stockholder is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.

(f) The Nonmanaging Member understands and acknowledges that the Class II Units have not been registered for sale under the Securities Act or qualified under any state securities or blue sky laws and may not be offered, sold or otherwise transferred in the absence of such registration or an applicable exemption therefrom.

(g) Such Stockholder is fully familiar with the nature of the investment in Holdings, the speculative and financial risks thereby assumed, and the uncertainty with respect to the timing and amounts of payments to be made by Holdings. Such Stockholder does not desire any further information which may be available with respect to these matters and has had a sufficient opportunity to review the matters that it believes to be important in deciding whether to acquire the Class II Units.

12. Representations of Parent, Managing Member, Holdings and Purchaser. Each of Parent, Managing Member, Holdings and Purchaser hereby severally represents and warrants to Stockholder as follows:

(a) Each of Parent, Managing Member, Holdings and Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation (to the extent that such concepts are recognized in such jurisdiction). Each of Parent, Managing Member, Holdings and Purchaser has all necessary power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, Managing Member, Holdings and Purchaser and the consummation by Parent, Managing Member, Holdings and Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent, Managing Member, Holdings and Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent, Managing Member, Holdings and Purchaser and, assuming the due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of each of Parent, Managing Member, Holdings and Purchaser, enforceable against Parent, Managing Member, Holdings and Purchaser in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and any implied covenant of good faith and fair dealing and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

(b) The execution and delivery of this Agreement by Parent, Managing Member, Holdings and Purchaser do not, and the performance of this Agreement by Parent, Managing Member, Holdings and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements, if any, of the Exchange Act, the HSR Act, any Foreign Antitrust Laws, the Japanese Foreign Exchange and Trade Act (Gaitame-hou) and the rules and regulations of the Tokyo Stock Exchange.

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13. Information for Offer Documents and Proxy Statement; Disclosure. Each Stockholder represents and warrants to Parent and Purchaser that none of the information relating to such Stockholder or such Stockholder’s immediate family or beneficiaries provided by or on behalf of such Stockholder or such Stockholder’s immediately family or beneficiaries for inclusion in the Offer Documents, Schedule 14D-9 or Proxy Statement will, at the respective times the Offer Documents, Schedule 14D-9 or Proxy Statement are filed with the SEC or are first published, sent or given to Stockholders of the Company, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Stockholder authorizes and agrees to permit Parent and Purchaser to publish and disclose in the Offer Documents and the Proxy Statement and related filings under the securities laws such Stockholder’s identity and ownership of Shares and the nature of its commitments, arrangements and understandings under this Agreement and any other information required by applicable Law.

14. Termination. The obligations of the Stockholders under this Agreement shall terminate upon the earlier of (a) the Effective Time and (b) such date and time as the Merger Agreement shall have been terminated. Each Stockholder shall have the right to terminate this Agreement immediately following (i) any decrease in the price per Share payable in the Offer, (ii) any change in form of consideration payable in the Offer, (iii) any reduction in the maximum number of Shares to be purchased in the Offer, (iv) any amendment to any term of the Offer, (v) the imposition of any conditions to the Offer not set forth in Annex A to the Merger Agreement or (vi) any extension of the term of the Offer except as otherwise permitted by Section 1.1(a) of the Merger Agreement. Nothing in this Section 14 shall relieve any party of liability for any breach of this Agreement.

15. Tax Treatment. The parties agree to treat the contribution of Company Common Stock taken together with the contribution of cash by Managing Member for U.S. federal income tax purposes as exchanges that qualify under the provisions of Section 351 of the United States Internal Revenue Code of 1986, as amended (the “Code”).

16. Further Assurances. From time to time, as and when requested by Holdings, the Stockholders will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

17. Miscellaneous.

(a) Fees and Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by international courier (providing proof of delivery) or by e-mail to the respective parties at their addresses or e-mail addresses specified on the signature page of this Agreement.

(c) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

(d) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(e) Assignment; Binding Effect; Etc. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent may assign all or any of its rights and obligations hereunder to any affiliate of Parent, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations; this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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(f) Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity, and further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

(g) Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State. Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction of the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought.

(h) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) Further Assurances. From time to time, at the request of Parent, in the case of any Stockholder, or at the request of the Stockholders, in the case of Parent and Purchaser, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(j) Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives to the fullest extent permitted by applicable law any and all right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.

(k) Public Announcements. Prior to the Closing, none of Parent, Purchaser or the Stockholders shall issue any press release or make any other public statement with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of each party hereto, other than such announcements as are required by applicable Laws and/or as are required in order to comply with the rules and regulations of the Exchange Act or Securities Act; provided that Parent and Purchaser may refer to this Agreement in a press release to be issued jointly with the Company on the date of the execution of the Merger Agreement announcing the execution of the Merger Agreement.

(l) Not Binding in Other Capacities. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that the Stockholders are each entering into this Agreement solely in their respective capacities as a stockholder of the Company and nothing in this Agreement shall be construed to prohibit or restrict any Stockholder or any trustee of any Stockholder from taking any action in his or her capacity as an officer or member of the Board of Directors of the Company (or any committee thereof) or, subject to the limitations (and consequences of such actions) set forth in the Merger Agreement, from taking any action with respect to any Takeover Proposal as an officer or member of the Board of Directors of the Company to the extent permitted by the Merger Agreement or deemed advisable in order to fulfill his fiduciary duties under applicable Law.

[Signature Pages Immediately Follow.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHISEIDO COMPANY, LIMITED

By:	/s/ Shinzo Maeda

Name:	Shinzo Maeda
Title:	President & Chief Executive Officer
Address:	1-6-2, Higashi-shimbashi, Minato-ku,
Tokyo 105-8310 Japan

SHISEIDO AMERICAS CORPORATION

By:	/s/ Shoji Takahashi

Name:	Shoji Takahashi
Title:	Chairman and Chief Executive Officer
Address:	100 Tokeneke Road, Darien, CT 06820

BLUSH HOLDINGS, LLC

BY: SHISEIDO AMERICAS CORPORATION, its sole
member

By:	/s/ Joseph S. Kendy, Jr.

Name:	Joseph S. Kendy, Jr.
Title:	Senior Vice President and General Counsel
Address:	100 Tokeneke Road, Darien, CT 06820

BLUSH ACQUISITION CORPORATION

By:	/s/ Joseph S. Kendy, Jr.

Name:	Joseph S. Kendy, Jr.
Title:	Secretary
Address:	100 Tokeneke Road, Darien, CT 06820

[Signature Page to the Contribution Agreement]

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STOCKHOLDERS

LESLIE A. BLODGETT

By:	/s/ Leslie A. Blodgett
Address: 71 Stevensen St., 22nd Floor
          San Francisco, CA 94105

BLODGETT FAMILY TRUST DATED JUNE 7, 2004

By:	/s/ Leslie A. Blodgett
Name: Leslie Blodgett
Address: 71 Stevensen St., 22nd Floor
          San Francisco, CA 94105

[Signature Page to the Contribution Agreement]

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EXHIBIT A

LIST OF STOCKHOLDERS

	Number of Shares of Company
	Common Stock Owned
Name of Stockholder	Beneficially and of Record	Contribution Shares

Leslie A. Blodgett	889,728	0
Blodgett Family Trust dated June 7, 2004	4,710,963	4,710,963

EXHIBIT B

Form of Amended and Restated Limited Liability Company Agreement

of

Blush Holdings, LLC,
a Delaware limited liability company

[          ] [  ], 2010

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ii

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
BLUSH HOLDINGS, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended and supplemented from time to time, this “Agreement”) of Blush Holdings, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of [          ] [  ], 2010 (the “Effective Date”), by and among the Company, [          ], a Delaware corporation (as further defined in Section 1.1 of this Agreement, the “Managing Member”), and the other undersigned party to this Agreement on the terms and conditions set forth herein (the “Nonmanaging Member” and, together with any other Persons that may now or in the future become nonmanaging members, collectively, the “Nonmanaging Members”). The Managing Member and the Nonmanaging Members are sometimes individually referred to herein as a “Member” and collectively referred to herein as the “Members.”

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

WHEREAS, the parties hereto are entering into this Agreement for the purpose of governing the affairs of, and the conduct of the business of, a limited liability company formed pursuant to the provisions of the Delaware Limited Liability Company Act (6 Del. C. §§ 18-101 et seq.), as the same may be amended or supplemented from time to time and any successor thereto (the “Delaware Act”); and

WHEREAS, the Members desire to amend and restate the Limited Liability Company Agreement dated as of January 12, 2010, of the Company to read as set forth below.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Members agree as follows:

AGREEMENTS

ARTICLE I

DEFINED TERMS

Section 1.1  Defined Terms.  The definition of each capitalized term used in this Agreement shall have the meanings ascribed to them below.

“Accelerated Redemption” shall have the meaning set forth in Section 5.3 of this Agreement.

“Accelerated Redemption Price” shall mean as of any Redemption Trigger Date: (i) an amount equal to the Class II Unit Contribution Amount plus (ii) the amount of accrued return on the Class II Unit Contribution Amount from the later of the date hereof or the last anniversary of the date hereof until the applicable Redemption Trigger Date for such Class II Unit, at a rate of 4% per annum (accruing monthly, assuming a 360 day year of 30 day months), plus (iii) an amount equal to the Participation Amount applicable to such Redemption Trigger Date.

“Accelerated Redemption Trigger Date” shall have the meaning set forth in Section 5.3 of this Agreement.

“Affiliate” shall mean, with respect to any Person any Entity which directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” shall have the meaning set forth in the Introductory Paragraph of this Agreement.

“Automatic Redemption” shall have the meaning set forth in Section 5.1 of this Agreement.

“Automatic Redemption Trigger Date” shall have the meaning set forth in Section 5.1(c) of this Agreement.

“Bankruptcy” shall mean, with respect to any Member, (i) the commencement by such Member of any proceeding seeking relief under any provision or chapter of the federal Bankruptcy Code or any other federal or state law relating to insolvency, bankruptcy or reorganization; (ii) an adjudication that such Member is insolvent or bankrupt; (iii) the entry of an order for relief under the federal Bankruptcy Code with respect to such Member; (iv) the filing of any such petition or the commencement of any such case or proceeding against such Member, unless such petition and the case or proceeding initiated thereby are dismissed within ninety (90) days from the date of such filing; (v) the filing of an answer by such Member admitting the material allegations of any such petition; (vi) the appointment of a trustee, receiver or custodian for all or substantially all of the assets of such Member unless such appointment is vacated or dismissed within ninety (90) days from the date of such appointment but not less than five (5) days before the proposed sale of any assets of such Member; (vii) the insolvency of such Member or the execution by such Member of a general assignment for the benefit of creditors; (viii) the convening by such Member of a meeting of its creditors, or any Class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts; (ix) the failure of such Member to pay its debts as they mature; (x) the levy, attachment, execution or other seizure of substantially all of the assets of such Member where such seizure is not discharged within thirty (30) days thereafter; (xi) the admission by such Member in writing of its inability to pay its debts as they mature or that it is generally not paying its debts as they become due or (xii) the decree of the dissolution of the Company by the final judgment of a court of competent jurisdiction.

“Beneficial Owner” shall have the meaning given such term in Rule 13d-3 under the United States Securities Exchange Act of 1934, as amended.

“Bare Escentuals” shall mean Bare Escentuals, Inc., a Delaware corporation.

“Business Day” means any day other than Saturday, Sunday, national holidays, and other days on which banks are closed in the State of California.

“Capital Contribution” shall mean, with respect to any Member, the amount of cash and fair market value of any property other than cash set forth in Schedule A to this Agreement, contributed to the Company with respect to the Ownership Interest held by such Member, each as set forth in Schedule A to this Agreement.

“Cause” shall have the meaning set forth in the Employment Agreement.

“CCC Redemption” shall have the meaning set forth in Section 5.2 of this Agreement.

“CCC Redemption Price” shall mean the greater of (A) the Accelerated Redemption Price determined as of the date of such CCC Redemption Trigger Date and (B) the Change of Control Redemption Amount determined as of the date of such CCC Redemption Trigger Date.

“CCC Redemption Trigger Date” shall have the meaning set forth in Section 5.2 of this Agreement.

“Certificate” shall have the meaning set forth in Section 2.8 of this Agreement.

“Change of Control Redemption Amount” shall mean the product of (x) (1) if a sale of equity, the aggregate consideration paid by the acquirer in connection with such Company Change of Control (for the avoidance of doubt, it is understood that in the event the Company Change of Control involves the sale of less than all of the voting control of Bare Escentuals, the aggregate consideration shall be calculated as if all of the voting control of Bare Escentuals was being acquired), or (2) if a sale of assets, the aggregate purchase price paid by the acquirer in consideration for such assets of Bare Escentuals multiplied by (y) .81%.

“Class I Unitholders” shall mean the holders of the Class I Units.

“Class I Unit” shall mean a unit of Ownership Interest in the Company entitling the holder thereof to any and all benefits to which the holder thereof may be entitled as provided in this Agreement, together with all obligations of such Person to comply with this Agreement.

“Class II Unitholder” shall mean the Blodgett Family Trust dated June 7, 2004 or any Person to whom the Class II Units are assigned in accordance with the terms of Section 8.1 of this Agreement.

“Class II Unit” shall mean a unit of Ownership Interest in the Company entitling the holder thereof to any and all benefits to which the holder thereof may be entitled as provided in this Agreement, together with all obligations of such Person to comply with this Agreement. Each Class II Unit shall cease to be issued and outstanding upon the redemption of such Class II Unit pursuant to the terms of Article V of this Agreement.

“Class II Unit Contribution Amount” shall mean $13,591,010.16.

“Closing Date” shall mean such date as the Managing Member has determined or shall determine in its sole discretion.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Company” shall mean the limited liability company hereby constituted.

“Company Assets” shall mean any and all property, of whatever kind or nature, owned by the Company from time to time.

“Company Change of Control” shall mean such time as (a) any Person other than Parent or its direct or indirect subsidiaries shall become the Beneficial Owner, directly or indirectly, of more than 50% of the then outstanding voting control of Bare Escentuals, (b) Bare Escentuals sells or transfers all or substantially all of its assets to any person other than Parent or any of its direct or indirect subsidiaries or (c) there is a Bankruptcy involving Bare Escentuals; provided, however, that any transaction that also constitutes a Parent Change of Control shall not constitute a Company Change of Control.

“Control” shall mean the ability, whether by the direct or indirect ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing partner of a partnership, or otherwise to select, or have the power to remove and then select, a majority of those Persons exercising governing authority over an Entity. In the case of a limited partnership, the sole general partner, all of the general partners to the extent each has equal management control and authority, or the managing general partner or managing general partners thereof shall be deemed to have control of such partnership and, in the case of a trust, any trustee thereof or any Person having the right to select any such trustee shall be deemed to have control of such trust. In the case of a limited liability company, the sole managing member, all of the managing members or managers to the extent each has equal management control and authority, or the managing members thereof shall be deemed to have control of such limited liability company. The terms “Controls” and “Controlled” shall have correlative meanings.

“Deferred Redemption” shall have the meaning set forth in Section 5.6 of this Agreement.

“Deferred Redemption Trigger Date” shall have the meaning set forth in Section 5.6 of this Agreement.

“Deferred Redemption Price” shall mean the Class II Unit Contribution Amount.

“Delaware Act” shall have the meaning set forth in Section 2.1 of this Agreement.

“Distribution” shall mean the distributions provided for in Article IV of this Agreement.

“EBITDA” shall means, for any period, the sum, without duplication, of the amounts for such period of (i) consolidated net income, (ii) consolidated interest expense, (iii) taxes paid or provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) other non-cash items (including, without limitation, non-cash effect of any purchase accounting, write-down of intangibles and marking hedges to market), (vii) non-cash employee compensation expenses, (viii) transaction costs, refinancing costs, and any other non-recurring or extraordinary costs incurred in such period, to the extent deducted in the calculation of consolidated net income, all of the foregoing as determined on a consolidated basis for Bare Escentuals in conformity with GAAP. Notwithstanding anything contained herein to the contrary, (a) the creation and reversal of reserves in the ordinary course of business shall not constitute non-cash items for purposes of calculating EBITDA and (b) payments made to the Class II Unitholder pursuant to this Agreement or the Contribution Agreement shall not be deducted for purposes of calculating EBITDA.

“EBITDA Amount” shall mean, for an Automatic Redemption Trigger Date, the EBITDA for the Fiscal Year prior to such Automatic Redemption Trigger Date.

“EBITDA Δ” shall mean the greater of (A) zero, or (B) for an Automatic Redemption Trigger Date, an amount equal to (i) the EBITDA Amount as of such date, minus (ii) an amount equal to the threshold amounts set forth for the corresponding periods on Schedule B hereto.

“Effective Date” shall have the meaning set forth in the Introductory Paragraph of this Agreement.

“Employment Agreement” means that certain Employment Agreement dated as of January 14, 2010, by and between Bare Escentuals and Leslie A. Blodgett, as amended from time to time pursuant to its terms.

“Entity” shall mean any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, cooperative or association.

“Final Determination” shall have the meaning set forth in Section 5.5(b) of this Agreement.

“Fiscal Year” shall mean (i) the period commencing on January 1, 2010 and ending on December 31, 2010, (ii) any subsequent twelve (12) month period ending on December 31.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Good Reason” shall have the meaning set forth in the Employment Agreement.

“Holding Percentage” shall mean, as of any particular date, the product of (i) .81% multiplied by the number of Class II Units outstanding immediately prior to such date (for the avoidance of doubt, if three Class II Units are outstanding the Holding Percentage shall be 2.43%, if two Class II Units are outstanding the Holding Percentage shall be 1.62%, and if one Class II Unit is outstanding the Holding Percentage shall be .81%).

“Immediate Family” shall mean, with respect to any individual, such individual’s spouse, lineal descendants, and ancestors.

“Indemnified Losses” shall have the meaning set forth in Section 6.5 of this Agreement.

“Independent Accounting Firm” shall have the meaning set forth in Section 5.5(b) of this Agreement.

“Indemnitee” means (i) any Person that is (A) a Member, (B) a director, officer, trustee, employee, agent, Affiliate, principal or representative of a Member or (C) a member of any committee of the Company, and (ii) such other Persons as the Managing Member may designate, in its reasonable discretion, from time to time.

“Initial Distribution” shall have the meaning set forth in Section 4.2 of this Agreement.

“Liquidation Preference” shall have the meaning set forth in Section 9.2(b) of this Agreement.

“Liquidator” shall have the meaning set forth in Section 9.2 of this Agreement.

“Managing Member” shall mean [          ] and its permitted successors and assigns who, at the time of reference thereto, are duly admitted as the managing member of the Company, and any other Person who, at the time of reference thereto, is duly admitted as the managing member of the Company in accordance with this Agreement, each of the foregoing in its capacity as the managing member of the Company.

“Managing Member’s Organizational Documents” shall mean any and all agreements, instruments and other documents pursuant to which the Managing Member is formed, organized or governed.

“Members” shall have the meaning set forth in the Introductory Paragraph of this Agreement; provided, however, that the holder of a Class II Unit shall cease to be a Member with respect to such Class II Unit as soon as the Company has redeemed such Class II Unit.

“Nonmanaging Member” shall have the meaning set forth in the Introductory Paragraph of this Agreement; provided, however, that the holder of a Class II Unit shall cease to be a Member with respect to such Class II Unit as soon as the Company has redeemed such Class II Unit.

“Objection” shall have the meaning set forth in Section 5.5(b) of this Agreement.

“Optional Redemption” shall have the meaning set forth in Section 5.4 of this Agreement.

“Optional Redemption Notice” shall have the meaning set forth in Section 5.4 of this Agreement.

“Optional Redemption Price” shall mean as of the Optional Redemption Trigger Date: (i) an amount equal to the Class II Unit Contribution Amount plus (ii) the amount of accrued return on the Class II Unit Contribution Amount from the later of the date hereof or the last anniversary of the date hereof until the Optional

Redemption Trigger Date, at a rate of 4% per annum (accruing monthly, assuming a 360 day year of 30 day months), plus (iii) an amount equal to the Participation Amount applicable to such Optional Redemption Trigger Date.

“Optional Redemption Trigger Date” shall have the meaning set forth in Section 5.4 of this Agreement.

“Ownership Interest” shall mean an ownership interest of a Member in the Company from time to time, including such Member’s right to distributions and allocations, and any and all other benefits to which the holder of such Ownership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms of this Agreement.

“Parent” shall mean Shiseido Company, Limited., a corporation organized under the laws of Japan.

“Parent Change of Control” shall mean (a) the transfer of all or a majority of the outstanding voting power of Parent or the merger or consolidation of Parent with another entity, in each case, which results in the holders of the voting power of Parent immediately prior to such transaction (or series of transactions) holding less than 50% of the voting power of Parent or the surviving or resulting entity, as the case may be, following such transaction, (b) the sale or transfer by Parent of all or substantially all of its assets to any Person other than its direct or indirect subsidiaries or (c) a Bankruptcy involving Parent.

“Participation Amount” shall mean, for a Redemption Trigger Date, an amount equal to the product of (i) (A) in the case of an Automatic Redemption Trigger Date, the EBITDA Δ as of such Redemption Trigger Date, or (B) in the case of the CCC Redemption Trigger Date, Optional Redemption Trigger Date, or the Accelerated Redemption Trigger Date, the Pro-Rated EBITDA Δ for such Redemption Trigger Date, multiplied by (ii) the Redemption Multiple as of such Redemption Trigger Date, multiplied by (iii) the Holding Percentage as of such Redemption Trigger Date.

“Person” shall mean any individual or Entity.

“Pro-Rated EBITDA Amount” shall mean, for a Redemption Trigger Date, the EBITDA for the period commencing on January 1 of the Fiscal Year during which the applicable Redemption Trigger Date occurs and ending on the end of the fiscal quarter in which such Redemption Trigger Date occurs.

“Pro-Rated EBITDA Δ” shall mean, for a Redemption Trigger Date, the greater of (A) zero, or (B) an amount equal to (i) the Pro-Rated EBITDA Amount for such Redemption Trigger Date, minus (ii) an amount equal to the threshold amount set forth on Schedule B hereto for the Fiscal Year during which the applicable Redemption Trigger Date occurs pro rated to reflect the portion of such Fiscal Year which will have passed as of the end of the fiscal quarter in which such Redemption Trigger Date occurs (for the avoidance of doubt, if the applicable Redemption Trigger Date is between January 1 and March 31 of a given Fiscal Year, the threshold amount set forth on Schedule B for that Fiscal Year shall be multiplied by .25, if the applicable Redemption Trigger Date is between April 1 and June 30 of a given Fiscal Year, the threshold amount set forth on Schedule B for that Fiscal Year shall be multiplied by .50, if the applicable Redemption Trigger Date is between July 1 and September 30 of a given Fiscal Year, the threshold amount set forth on Schedule B for that Fiscal Year shall be multiplied by .75, and if the applicable Redemption Trigger Date is after October 1 of a given Fiscal Year, the entire threshold amount set forth on Schedule B shall be used).

“Property” shall mean any property in which the Company, directly or indirectly, owns or hereafter acquires an ownership interest.

“Redemption Calculation Notice” shall have the meaning set forth in Section 5.5(a) of this Agreement.

“Redemption Multiple” shall mean (i) 10 for any Redemption Trigger Date prior to December 31, 2011, (ii) 11 for any Redemption Trigger Date prior to December 31, 2012, and (iii) 12 for any Redemption Trigger Date after December 31, 2012.

“Redemption Price” shall mean as of any Automatic Redemption Trigger Date: (i) an amount equal to the Class II Unit Contribution Amount plus (ii) the amount of accrued return on the Return Base Amount from the later of the date hereof or the last anniversary of the date hereof until the applicable Redemption Trigger Date for such Class II Unit, at a rate of 4% per annum (accruing monthly, assuming a 360 day year of 30 day months), plus (iii) an amount equal to the Participation Amount applicable to such Automatic Redemption Trigger Date.

“Redemption Price Calculation” shall have the meaning set forth in Section 5.5(a) of this Agreement.

“Redemption Trigger Date” shall have the meaning set forth in Section 5.6 of this Agreement.

“Regulations” shall mean the final, temporary or proposed regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Remaining Disputed Items” shall have the meaning set forth in Section 5.5(b) of this Agreement.

“Return Base Amount” shall mean, as of any Redemption Trigger Date, the product of the number of Class II Interests outstanding immediately prior to such Redemption Trigger Date multiplied by the Class II Unit Contribution Amount.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Units” shall mean, collectively, the Class I Units and the Class II Units and any other units of common membership interest in the Company representing an Ownership Interest in the Company, issued from time to time. Each Class II Unit shall cease to be issued and outstanding upon the redemption of such Class II Unit pursuant to the terms of Article V of this Agreement.

ARTICLE II

GENERAL PROVISIONS

Section 2.1  Formation.  The Company has been formed and shall continue as a limited liability company under the Delaware Act. The rights and liabilities of the Members shall be as provided in the Delaware Act, except as otherwise expressly provided herein.

Section 2.2  Company Name.  The name of the Company, and the name under which the business of the Company shall be conducted, shall be “Blush Holdings, LLC.” The Managing Member may change the name of the Company or adopt such trade or fictitious names for the Company as it may determine from time to time.

Section 2.3  Purpose and Business.  The purpose of the Company is to engage in any lawful activity for which a limited liability company may be organized under the Delaware Act, as such activity may be approved from time to time by the Managing Member, in each instance subject to the provisions of this Agreement.

Section 2.4  Powers.  Subject to the limitations set forth in this Agreement, the Company shall have all powers necessary, suitable or convenient for the accomplishment of the purposes of the Company as set forth in Section 2.3 of this Agreement, including, without limitation, the power to make and perform all contracts, enter into all agreements, and engage in all activities and transactions necessary or advisable to carry out the purposes of the Company, including, without limitation, the purchase, sale, transfer, pledge and exercise of all rights, privileges and incidents of ownership or possession with respect to any of the Company’s assets or liabilities.

Section 2.5  Business Transactions with Members.  Pursuant to Section 18-107 of the Delaware Act, the Company may transact any and all business with any Member and, subject to other applicable law, shall have the same rights and obligations with respect to any such matter as with a Person who is not a Member.

Section 2.6  Location of the Principal Office.  The location of the principal office of the Company, and such additional offices as the Managing Member may establish, shall be located at such place or places inside or outside the State of Delaware as the Managing Member may designate from time to time.

Section 2.7  Registered Agent and Registered Office.  The registered agent of the Company in the State of Delaware shall be Corporation Service Company, which maintains an office at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, or such other Person as the Managing Member may from time to time select. The registered office of the Company in the State of Delaware shall be c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, or such other location as the Managing Member may from time to time select.

Section 2.8  Term.  The Company was formed upon the execution and filing with the Secretary of State of the State of Delaware of a certificate of formation (the “Certificate”) of the Company on January   , 2010. The parties hereto ratify and confirm the filing of the Certificate. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate.

Section 2.9  Recordation and Filing.  The Managing Member shall execute, file and record, in a timely manner, any and all certificates, notices, statements and other documents required under the Delaware Act or any other applicable law of any jurisdiction where the Company maintains an office or does business.

Section 2.10  Limited Liability Agreement.  This Agreement is intended to serve as a “limited liability company agreement,” as such term is defined in Section 18-101(7) of the Delaware Act.

ARTICLE III

CONTRIBUTIONS TO CAPITAL AND ISSUANCES OF ADDITIONAL INTERESTS

Section 3.1  Capital Contributions.  Each Member listed on Schedule A has made the Capital Contributions set forth opposite its name on Schedule A attached hereto. Each Member on Schedule A holds the number of Class I Units or Class II Units, as applicable, set forth opposite such Member’s name on Schedule A attached hereto. A Member shall not be required to contribute capital to the Company in excess of the amount set forth opposite such Member’s name on Schedule A attached hereto.

Section 3.2  Additional Interests.  The Managing Member is hereby authorized, without obtaining the consent of any Member, to cause the Company from time to time to issue to the Members (including the Managing Member) or other Persons Units in one or more classes or one or more series of such classes for such consideration as reflects the fair market value of such Units, as reasonably determined by the Managing Member.

Section 3.3  No Return.  Except as provided herein or by law, no Member shall have any right to demand or receive the return of its Capital Contribution from the Company.

Section 3.4  Tax Classification.  It is the intention of the Members for the Company to be classified and treated as a corporation for all applicable tax purposes. The Members further agree that, unless otherwise required by appropriate tax authorities, no Member shall file or cause to be filed annual returns, reports or other forms inconsistent with such characterization.

ARTICLE IV

DISTRIBUTIONS

Section 4.1  Distributions in General.  Subject to Section 4.3 of this Agreement and the approval of the Managing Member, the Company shall make from time to time distributions to the Members as the Managing Member shall approve.

Section 4.2  Initial Distribution.  The Company shall make a one time distribution to the Class II Unitholder equal to $44,966,496.12 within three (3) Business Days of the date hereof (the “Initial Distribution”). The Initial Distribution shall be made in cash to an account designated in writing by the Class II Unitholder. Notwithstanding Section 4.1, the approval of the Managing Member is not required for the Initial Distribution.

Section 4.3  Priority of Distributions.  When the Managing Member determines that the Company shall make a distribution, such distribution shall be made to the Class I Unitholders pro rata in proportion to their Class I Units. Subject to the Initial Distribution, the Liquidation Preference and the redemption provisions of the Class II Units described in Article V of this Agreement, the Class I Units shall have the exclusive rights to any Distributions declared by the Company and the Class II Units shall not be entitled to any Distributions.

Section 4.4  Distributions on Dissolution.  Any Distribution upon liquidation of the Company shall be made to the Members in accordance with Article IX of this Agreement.

ARTICLE V

REDEMPTION OF CLASS II UNITS

Section 5.1  Automatic Redemption.  The Class II Units held by the Class II Unitholder, to the extent still outstanding and not previously redeemed, shall be automatically redeemed by the Company, without any action required by the Class II Unitholder, pursuant to the following schedule:

(a) One Class II Unit shall be redeemed on the day following the first anniversary of the date hereof;

(b) One Class II Unit shall be redeemed on the second anniversary of the date hereof; and

(c) One Class II Unit shall be redeemed on the third anniversary of the date hereof (each such date of redemption set forth in this Section 5.1, an “Automatic Redemption Trigger Date”).

Each Class II Unit is to be redeemed out of funds lawfully available therefor at a price per Class II Unit equal to the Redemption Price (calculated as of the date of such Automatic Redemption Trigger Date and net of any amount paid pursuant to the proviso at the end of this sentence), which shall be paid, without interest, within ten (10) days of the Final Determination of the Redemption Price pursuant to Section 5.5(b) of this Agreement (or if the Final Determination of the Redemption Price occurs before the Automatic Redemption Trigger Date, within three (3) Business Days of the Automatic Redemption Trigger Date), in cash by wire transfer of immediately available funds to an account specified in writing by the Class II Unitholder (each, an “Automatic Redemption”); provided, that the amounts specified in clauses (i) and (ii) of the definition of Redemption Price shall be paid, without interest, in cash by wire transfer of immediately available funds to an account specified in writing by the Class II Unitholder, within three (3) Business Days of the Automatic Redemption Trigger Date.

Section 5.2  Company Change of Control Redemption.  All Class II Units held by the Class II Unitholder, to the extent still outstanding and not previously redeemed pursuant to the terms of this Article V by the Company, shall be automatically redeemed by the Company, without any action required by the Class II Unitholder, upon a Company Change of Control (the date of such Company Change of Control, the “CCC Redemption Trigger Date”) out of funds lawfully available therefor at a price per Class II Unit equal to the CCC Redemption Price (calculated as of the date of such Company Change of Control and net of any amount paid pursuant to the proviso at the end of this sentence), which shall be paid, without interest, within ten (10) days after the Final Determination of the CCC Redemption Price pursuant to Section 5.5(b) of this Agreement, in cash by wire transfer of immediately available funds to an account specified in writing by the Class II Unitholder (the “CCC Redemption”); provided, that the amounts specified in clauses (i) and (ii) of the definition of Accelerated Redemption Price shall be paid, without interest, in cash by wire transfer of immediately available funds to an account specified in writing by the Class II Unitholder, within three (3) Business Days of the CCC Redemption Trigger Date and the remainder, if any, of the CCC Redemption Price shall be paid, without interest, as and when determined above.

Section 5.3  Accelerated Redemption Event.  All Class II Units held by the Class II Unitholder, to the extent still outstanding and not previously redeemed pursuant to the terms of this Article V by the Company, shall be automatically redeemed by the Company, without any action required by the Class II Unitholder, upon the termination of Leslie A. Blodgett’s employment with the Company following the date hereof by the Company without Cause or by Ms. Blodgett with Good Reason (the date of either such event, the “Accelerated Redemption Trigger Date”) out of funds lawfully available therefor at a price per Class II Unit equal to the Accelerated Redemption Price (calculated as of the date of such Accelerated Redemption Trigger Date and net of any amount paid pursuant to the proviso at the end of this sentence), which shall be paid, without interest, within ten (10) days after the Final Determination of the Accelerated Redemption Price pursuant to Section 5.5(b) of this Agreement, in cash by wire transfer of immediately available funds to an account specified in writing by the Class II Unitholder (the “Accelerated Redemption”); provided, that the amounts specified in clauses (i) and (ii) of the definition of Accelerated Redemption Price shall be paid, without interest, in cash by wire transfer of immediately available funds to an account specified in writing by the Class II Unitholder, within ten (10) days of the Accelerated Redemption Trigger Date.

Section 5.4  Optional Redemption.  If within ninety (90) days of the occurrence of a Parent Change of Control, the Class II Unitholder delivers to the Company a written notice (the “Optional Redemption Notice”)

requesting redemption of all outstanding and previously unredeemed Class II Units (the date of delivery of such notice, the “Optional Redemption Trigger Date”), the Company will redeem all outstanding Class II Units for an amount in cash equal to the Optional Redemption Price (calculated as of the Optional Redemption Trigger Date and net of any amount paid pursuant to the proviso at the end of this sentence) per outstanding Class II Unit, which shall be paid, without interest, within ten (10) days following the Final Determination of the Optional Redemption Price pursuant to Section 5.5(b), in cash by wire transfer of immediately available funds to an account specified in writing by the Class II Unitholder (the “Optional Redemption”); provided, that the amounts specified in clauses (i) and (ii) of the definition of Optional Redemption Price shall be paid, without interest, in cash by wire transfer of immediately available funds to an account specified by the Class II Unitholder, within ten (10) days of the Optional Redemption Trigger Date.

Section 5.5  Redemption Calculation.

(a) Within forty-five (45) days following (i) the end of the fiscal quarter prior to any Automatic Redemption Trigger Date and (ii) the end of the fiscal quarter during which the CCC Redemption Trigger Date, Optional Redemption Trigger Date or the Accelerated Redemption Trigger Date occurs, the Company will provide the Class II Unitholder with a statement setting forth the Company’s calculation of the redemption price (the “Redemption Price Calculation”) applicable to such Automatic Redemption, CCC Redemption, Optional Redemption or Accelerated Redemption pursuant to this Article V (each such notice, a “Redemption Calculation Notice”). Each such Redemption Calculation Notice relating to an Automatic Redemption shall include the Company’s calculation of the EBITDA Amount and the EBITDA Δ applicable to such Automatic Redemption Trigger Date. Each such Redemption Calculation Notice relating to a CCC Redemption, Optional Redemption or Accelerated Redemption shall include the Company’s calculation of the relevant Pro-Rated EBITDA and the Pro-Rated EBITDA Δ applicable to such CCC Redemption Trigger Date, Optional Redemption Trigger Date or Accelerated Redemption Trigger Date, as applicable. The Company shall also include along with Redemption Calculation Notice a copy of any financial statements of Bare Escentuals prepared by Parent for the periods relating to the EBITDA Amount or Pro-Rated EBITDA Amount, as applicable, used by the Company in the Redemption Price Calculation.

(b) The Class II Unitholder shall have fifteen (15) days from the date of her receipt of the Redemption Calculation Notice to review the Redemption Price Calculation set forth therein (and during such 15 day period, Company shall grant the Class II Unitholder and her respective accountants reasonable access to all work papers, facilities, schedules and calculations used in and relevant personnel involved in the preparation of the EBITDA Amount or Pro-Rated EBITDA Amount, as applicable). The Class II Unitholder may dispute the Redemption Price Calculation, but only on the basis that the EBITDA Amount or Pro-Rated EBITDA Amount, as applicable, reflected therein was not arrived at in accordance with GAAP on a basis consistent with the preparation of the financial statements of Bare Escentuals contained in its public filings for the fiscal year ended December 31, 2009 and the threshold amounts set forth in Schedule B. If the Class II Unitholder elects to dispute any such amount, the Class II Unitholder shall notify the Company in writing of each disputed item in the Redemption Price Calculation, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute. Such notice (the “Objection”) shall be delivered within fifteen (15) days of the Company’s delivery to the Class II Unitholder of the Redemption Calculation Notice. Upon the Company’s receipt of the Objection, the Company and the Class II Unitholder shall negotiate in good faith to resolve the Objection. If the Class II Unitholder and the Company are unable to reach a resolution within thirty (30) days after receipt by the Company of the Objection, the Class II Unitholder or the Company may submit the items remaining in dispute (the “Remaining Disputed Items”) for resolution to an independent accounting firm of national reputation mutually acceptable to the Class II Unitholder and the Company (such accounting firm being referred to herein as the “Independent Accounting Firm”), which shall, as soon as practicable after such submission, determine and report to the Class II Unitholder and the Company upon such remaining disputed items, and such report shall be final and binding on the Class II Unitholder and the Company. The Independent Accounting Firm shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. The parties agree that the fees of the Independent Accounting Firm shall be allocated between the Class II Unitholder and the Company in the same proportion that the aggregate amount of such Remaining Disputed Items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted. Upon the earlier of (A) the notification by the Class II Unitholder of her acceptance of the Redemption Price Calculation, (B) the fifteenth (15th) day following the receipt of the Redemption Price Calculation by the Class II Unitholder, provided that the Class II Unitholder does not deliver an Objection on or prior to such date, (C) resolution of any Objection by the Company and the Class II Unitholder, and (D) the final determination of the Independent Accounting Firm, each in accordance with this Section 5.5(b), the Redemption Price Calculation shall be deemed to be finally determined (the “Final Determination”).

Section 5.6  Deferred Redemption.  So long as the Accelerated Redemption Trigger Date, the CCC Redemption Trigger Date or the Optional Redemption Trigger Date have not occurred, if Leslie A. Blodgett’s employment with the Company is terminated by the Company for Cause or by Ms. Blodgett without Good Reason prior to the final Automatic Redemption Trigger Date specified in Section 5.1(c) (the date of either such event the “Deferred Redemption Trigger Date” and, together with the Automatic Redemption Trigger Dates, the CCC Redemption Trigger Date, the Optional Redemption Trigger Date and Accelerated Redemption Trigger Date, each such date a “Redemption Trigger Date”), any outstanding Class II Units shall not be redeemed until the date falling ten (10) years after the Deferred Redemption Trigger Date (the “Deferred Redemption Date”). Pending the Deferred Redemption Date, the Company will deliver to the Class II Unitholder within fifteen (15) Business Days of the Deferred Redemption Trigger Date a letter of credit from Shiseido’s principal lenders or from any other lender reasonably selected by Shiseido securing the payment of the Deferred Redemption Price for each outstanding Class II Unit. On the Deferred Redemption Date, the outstanding Class II Units shall be redeemed, and the Company shall transfer an amount equal to the Deferred Redemption Price, without interest, to an account specified in writing by the Class II Unitholder within three (3) Business Days following the Deferred Redemption Date (the “Deferred Redemption”). The parties hereto agree that, notwithstanding any other provision of this Agreement, following a Deferred Redemption Trigger Date the Class II Units shall not be redeemed pursuant to any other provision of this LLC Agreement and shall not represent the right to receive any redemption price payable pursuant to this Agreement other than the Deferred Redemption Price, without interest, pursuant to the terms of, and subject to the schedule set forth in, this Section 5.6. Notwithstanding the preceding sentence, the Class II Units shall be held by the Class II Unitholder with the limitations set forth in the preceding sentence until the payment of the Deferred Redemption Price.

Section 5.7  Rights Subsequent to Redemption.  All rights with respect to any Class II Units redeemed pursuant to this Agreement shall terminate and all rights of the Class II Unitholder with respect thereto shall cease, except only the right of the Class II Unitholder to receive the Redemption Price, the CCC Redemption Price, the Optional Redemption Price, or the Deferred Redemption Price, as applicable, payable on such redemption pursuant to the terms of this Article V.

ARTICLE VI

RIGHTS, DUTIES AND RESTRICTIONS OF THE MANAGING MEMBER

Section 6.1  Expenditures by the Company.  The Managing Member is hereby authorized to pay or reimburse in its reasonable discretion all costs and expenses (including, without limitation, all accounting, administrative, legal, technical, management and other costs and expenses) which are incurred by or on behalf of the Company or any Entity Controlled by the Company. All of the aforesaid expenditures shall be made on behalf of the Company, and, other than those expenditures which are paid out of the funds of the Company, the Managing Member shall be entitled to reimbursement by the Company for any such expenditures incurred by it on behalf of the Company.

Section 6.2  Authority, Powers and Duties of Managing Member.  The Managing Member shall have the duty and the exclusive right to manage and control the business and affairs of the Company.

The Managing Member shall have all rights, powers and authority to do for, on behalf of and in the name of the Company all things that it deems necessary, appropriate, advisable, proper or desirable to carry out its duties, including, without limitation, the right, power and authority from time to time to incur liabilities and obligations; to pay fees and expenses and to make other expenditures; to open, maintain and close accounts with brokers and give instructions or directions in connection therewith; to open, maintain and close bank accounts and draw checks or other orders for the payment of money; to buy, sell, exchange, or dispose of all securities, checks, money and other assets or liabilities of the Company; to hire employees, investment bankers, attorneys, accountants, consultants, custodians, contractors and other agents, and pay them compensation; to enter into, make and perform such contracts, agreements and other undertakings; to sue, prosecute, settle or compromise all claims against third parties, compromise, settle or accept judgment with respect to claims against the Company and execute all documents and make all representations, admissions and waivers in connection therewith; and to enter into, execute acknowledge and deliver any and all contracts, agreements or other instruments to effectuate any or all of the foregoing. All determinations, acts and designations to be made by the Company or the Managing Member hereunder shall be made by the Managing Member on a good faith basis. Third parties dealing with the Company are entitled to rely conclusively on the authority of the Managing Member under the Delaware Act and as set forth in this Agreement without the need to obtain evidence of any other approval or authorization.

The Managing Member shall not have the authority to take any action in direct contravention of this Agreement. The Managing Member shall not knowingly subject any Member to liability for the debts, liabilities or obligations of the Company.

Section 6.3  Management.  The Managing Member shall oversee the administration of the Company. The Managing Member shall administer the Company’s affairs in any manner duly approved by the Managing Member that is not inconsistent with this Agreement or with applicable law.

Section 6.4  Compensation of the Managing Member.  The Managing Member shall not be entitled to any compensation for services rendered to the Company solely in its capacity as Managing Member, except for reimbursement for costs and expenses actually incurred by it as provided in this Agreement.

Section 6.5  Indemnification.

(a) The Company shall, to the fullest extent permitted by law, indemnify any and all Indemnitees from and against any and all losses, claims, damages, liabilities, costs and expenses (including attorneys’ fees and costs), judgments, fines, settlements, and other amounts (collectively, “Indemnified Losses”) arising from any and all claims (including, without limitation, environmental claims), demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Company or its properties or assets and the properties or assets which are operated or held on behalf of the Company in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless a court of competent jurisdiction shall have determined by a final judgment that such Indemnified Losses resulted primarily from actions taken or omitted to be taken by the Indemnitee and was due to the Indemnitee’s gross negligence, bad faith or willful misconduct. Any indemnification pursuant to this Section 6.5 shall be made only out of the Company Assets, and no Member shall be required to contribute or advance funds to the Company to enable the Company to satisfy its obligations under this Section 6.5.

(b) Reasonable expenses incurred by an Indemnitee who is a party to a proceeding shall be paid or reimbursed by the Company in advance of the final disposition of the proceeding upon receipt by the Company of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that it is entitled to indemnification by the Company pursuant to this Section 6.5 with respect to such expenses and proceeding, and (ii) a written undertaking by or on behalf of the Indemnitee, to and in favor of the Company, wherein the Indemnitee agrees to repay the amount if it shall ultimately be adjudged not to have been entitled to indemnification under this Section 6.5.

(c) The Managing Member shall be entitled to reimbursement by the Company for any amounts paid by it in satisfaction of indemnification obligations owed by the Managing Member to present or future officers and directors of the Managing Member, as provided for in or pursuant to the Managing Member’s Organizational Documents or any indemnification agreement to which it is a party.

(d) The indemnification provided by this Section 6.5 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, as a matter of law or otherwise.

(e) The provisions of this Section 6.5 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

Section 6.6  Limitation on Liability.  The liability of the Managing Member and the directors, officers, trustees, employees, agents, Affiliates, principals and representatives of the Managing Member to the Company, the Managing Member and the Nonmanaging Members is hereby limited to the fullest extent permitted by Delaware law. The Nonmanaging Members expressly acknowledge that the Managing Member is acting on behalf of the Company. The Managing Member shall not be obligated to consider the separate interest of any Nonmanaging Member or other Person (including the tax consequences to any Nonmanaging Member or other Person) in deciding, pursuant to its authority granted under this Agreement, whether to cause the Company to take (or decline to take) any actions that are in the interest of the Company. The Managing Member shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Nonmanaging Members in connection with such decisions.

Except pursuant to any provision of the Delaware Act which may not be waived, the debts, liabilities and obligations of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, liabilities and obligations of the Company and shall not be the personal debts, liabilities or obligations of any Member.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF THE NONMANAGING MEMBERS

Section 7.1  No Participation in Control.  No Nonmanaging Member shall participate in the control of the Company’s business, transact any business in the Company’s name, or have the power to sign documents for or otherwise bind the Company; provided, however, the Nonmanaging Members shall have the rights expressly provided herein. The control of the Company’s business, transaction of business in the Company’s name and the signing of documents which bind the Company, in each instance by the Managing Member, any of its Affiliates or any officer, director, employee, agent or trustee of the Managing Member, in their capacity as such, whether or not representatives of the Nonmanaging Members participated in such acts, shall not affect, impair or eliminate the limitations on the liability of the Nonmanaging Members under the Delaware Act or this Agreement.

Section 7.2  Bankruptcy of a Nonmanaging Member.  The Bankruptcy of any Nonmanaging Member shall not cause a dissolution of the Company, and the rights of such Nonmanaging Member to receive payments contemplated by this Agreement shall, on the happening of such event, devolve on its successors or assigns, subject to the terms and conditions of this Agreement, and the Company shall continue as a limited liability company. However, in no event shall any such successor or assign become a substitute Nonmanaging Member except in accordance with Article VIII of this Agreement.

Section 7.3  No Withdrawal.  No Nonmanaging Member may withdraw from the Company without the prior consent of the Managing Member, other than as expressly provided in this Agreement.

ARTICLE VIII

TRANSFER OF OWNERSHIP INTERESTS

Section 8.1  Transfers of Interests.

(a) The Class II Unitholders may not sell, transfer, assign, pledge, hypothecate, gift or otherwise transfer or dispose of any of its Units to any Person without the prior written consent of the Managing Member; provided, however, that the Class II Unitholders may assign or transfer its Class II Units to a trust or similar arrangement for estate planning purposes, the beneficiaries (other than remote contingent beneficiaries) of which are limited to Leslie A. Blodgett and her Immediate Family without the prior written consent of the Managing Member, provided, that such transferee agrees in writing to be bound by the terms hereof.

(b) The Class I Unitholders may not sell, transfer, assign, pledge, hypothecate, gift or otherwise transfer or dispose of any of its Units to any Person without the prior written consent of Leslie A. Blodgett; provided, however, that the Class I Unitholders may sell, transfer, assign, pledge, hypothecate, gift or otherwise transfer or dispose of its Class I Units to any direct or indirect subsidiary of Parent without the prior written consent of Ms. Blodgett, provided, that such transferee agrees in writing to be bound by the terms hereof.

(c) Any purported sale, assignment, transfer, pledge or conveyance by any Member (including any assignee thereof) of any Units not made strictly in accordance with the provisions of this Article VIII shall be entirely null and void ab initio (i.e., from the very beginning).

(d) Any Member admitted to the Company subsequent to a transfer pursuant to this Article VIII shall have all the rights and be subject to all the obligations of a Member hereunder. The terms “Nonmanaging Member,” “Nonmanaging Members,” “Managing Member,” “Member” and “Members” used in this Agreement shall be deemed to apply to and include each substituted and additional Member admitted to the Company pursuant to this Article VIII.

ARTICLE IX

DISSOLUTION, LIQUIDATION, WINDING-UP AND TERMINATION

Section 9.1  Causes of Dissolution.  The Company shall be dissolved upon the first to occur of the following:

(a) The decree of the dissolution of the Company by the final judgment of a court of competent jurisdiction; and

(b) The election of the Managing Member to dissolve the Company; provided, however, that the Managing Member agrees not to dissolve the Company until after the third anniversary of the date hereof.

To the fullest extent permitted by law, the Members agree that no act, thing, occurrence, event or circumstance shall cause or result in the dissolution or termination of the Company except as provided above in this Section 9.1.

Section 9.2  Winding Up and Liquidation.  Except as otherwise provided in this Agreement, upon dissolution of the Company, the business and affairs of the Company shall be wound up as provided in this Section 9.2. The Managing Member shall act as the “Liquidator.” If upon dissolution, however, there is no Managing Member, a Majority-In-Interest of the Members shall designate a Person to act as Liquidator. The Liquidator shall wind up the affairs of the Company, shall dispose of such Company Assets as it deems necessary or appropriate and shall pay and distribute the assets of the Company, including the proceeds of any such dispositions, as follows:

(a) first, to creditors in satisfaction of liabilities of the Company (whether by payment or by establishment of reserves as determined by the Liquidator in its sole discretion);

(b) second, to the Class II Unitholder the amount of any unpaid Redemption Price, CCC Redemption Price, Optional Redemption Price or Deferred Redemption Price to be paid with respect to any Class II Unit pursuant to Article V of this Agreement (the “Liquidation Preference”); and

(c) thereafter, to the Class I Unitholders pro rata in proportion to their Class I Units.

Section 9.3  Documentation of Dissolution and Termination.  Upon the dissolution of the Company and the appointment of a Liquidator in accordance with Section 9.2 of this Agreement, the Liquidator shall execute and file all appropriate certificates of amendment to the Certificate as required under the Delaware Act, and shall execute, file and record such other certificates, instruments and documents as it shall deem necessary or appropriate in each state in which the Company or its Affiliates do business. Upon the completion of the winding-up of the Company (including the application or distribution of all cash or other assets placed in reserve in accordance with Section 9.2 of this Agreement), the Company shall be terminated and the Managing Member or the Liquidator, as the case may be, shall execute and file a certificate of cancellation as required under the Delaware Act, and shall execute, file and record such other certificates, instruments and documents as it shall deem necessary or appropriate in each state in which the Company or its Affiliates do business in order to reflect or effect the termination of the Company.

Section 9.4  Waiver of Partition.  Each Member hereby waives any right to a partition of the Company Assets.

ARTICLE X

REPRESENTATIONS AND WARRANTIES

Section 10.1  Representations and Warranties of the Nonmanaging Members.  Each Nonmanaging Member makes the following representations and warranties as of each date on which it receives Units (whether on initial issuance thereof or in connection with a transfer thereof), with respect to itself only (and not with respect to any other Member), to and for the benefit of the Company and each other Member:

(a) Organization; Authority. If the Nonmanaging Member is a corporation, then it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. If the Nonmanaging Member is a partnership or other Entity, then it is duly formed, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of formation. The Nonmanaging Member, if a person, has the capacity, or if any Entity, has the requisite authority under its organizational documents and applicable law to enter into and perform its obligations under this Agreement.

(b) Due Authorization; Binding Agreement. The execution, delivery and performance of this Agreement by the Nonmanaging Member have been duly and validly authorized by all necessary action of the Nonmanaging Member, including, if applicable, all necessary action under the organizational documents and investment policies and procedures of the Nonmanaging Member. This Agreement has been duly executed and delivered by the Nonmanaging Member, or an authorized representative of the Nonmanaging Member, and constitutes a legal, valid and binding obligation of the Nonmanaging Member, enforceable against the Nonmanaging Member in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency, organization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(c) Consents and Approvals. No consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any governmental unit or any other Person is required to be made, obtained or given by the Nonmanaging Member in connection with the execution, delivery and performance of this Agreement, other than those consents, waivers, approvals, authorizations, filings, registrations or qualifications which have been obtained or where the failure to obtain such a consent, waiver, approval, authorization, filing, registration or qualification, individually or in the aggregate, would not reasonably be expected to impair such Nonmanaging Member’s ability to perform fully any material obligation which such Nonmanaging Member has under this Agreement.

Section 10.2  Representations and Warranties of the Managing Member.  The Managing Member represents and warrants as of the date hereof to and for the benefit of the Company and each of the Nonmanaging Members as follows:

(a) Organization. The Managing Member is a corporation, validly existing and in good standing under the laws of the State of Delaware.

(b) Due Authorization; Binding Agreement. The execution, delivery and performance of this Agreement by the Managing Member have been duly authorized by all necessary organizational action on the part of the Managing Member, and this Agreement has been duly executed and delivered by the Managing Member, or an authorized representative of the Managing Member, and constitutes a legal, valid and binding obligation of the Managing Member, enforceable against the Managing Member in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency, organization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(c) Consents and Approvals. No consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any governmental unit or any other Person is required to be made, obtained or given by the Managing Member in connection with the execution, delivery and performance of this Agreement, other than those consents, waivers, approvals, authorizations, filings, registrations or qualifications which have been obtained or where the failure to obtain such a consent, waiver, approval, authorization, filing, registration or qualification, individually or in the aggregate, would not reasonably be expected to impair the Managing Member’s ability to perform fully any material obligation which the Managing Member has under this Agreement.

ARTICLE XI

AMENDMENTS TO OPERATING AGREEMENT

Section 11.1  Amendments.

(a) Amendments to this Agreement may be approved by the Managing Member from time to time. The Managing Member shall provide notice to the Nonmanaging Members when any action under this Section 11.1(a) is taken.

(b) Notwithstanding Sections 11.1(a) of this Agreement, this Agreement shall not be amended without the written consent of the Nonmanaging Member if such amendment (i) is to Section 4.2, Article V, this Section 11.1 or any of the defined terms used therein or (ii) adversely affects the Nonmanaging Member.

(c) Each Member agrees to be bound by each and every amendment adopted in accordance with this Agreement even if such Member did not execute such amendment.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1  Notices.  All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been given when delivered in person, facsimiled (which is confirmed) or sent by international courier (providing proof of delivery) to the parties at the following addresses:

(a) If to the Company:

c/o Shiseido Company, Limited
1-6-2 Higashi-shimbashi, Minato-ku
Tokyo 105-8310 Japan
Attention: Carsten Fischer, or his successor in office
Telecopy: +03-6218-5039

with a copy to:

Shearman & Sterling LLP
Fukoku Seimei Building 5th Floor
2-2-2 Uchisaiwai-cho, Chiyoda-ku
Tokyo 100-0011
Attention: Kenneth J. Lebrun
Telecopy: +81-3-5251-1602

(b) If to a Member, then to the address or facsimile number set forth below such Members name on the signature page hereto.

or such other address or facsimile number as such party may hereinafter specify by like notice to the other parties hereto. All such notices and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt.

Otherwise, any such notice or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 12.2  Successors.  This Agreement and all of the terms and provisions hereof shall be binding upon and shall inure to the benefit of all Members, and their legal representatives, heirs, successors and permitted assigns, except as expressly herein otherwise provided.

Section 12.3  Effect and Interpretation.  This Agreement shall be governed by and construed in conformity with the laws of the State of Delaware without regard to any conflict of laws rules thereof.

Section 12.4  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

Section 12.5  Members Not Agents.  Nothing contained herein shall be construed to constitute any Member the agent of another Member, except as otherwise expressly provided herein, or in any manner to limit the Members in the carrying on of their own respective businesses or activities. Furthermore, pursuant to Section 18-303 of the Delaware Act, no Member shall be personally obligated for any debt, obligation or liability of the Company solely by reason of being a Member or acting as the Managing Member of the Company.

Section 12.6  No Appraisal Rights.  Nothing contained herein shall be construed to constitute the availability of contractual appraisal rights under Section 18-210 of the Delaware Act with respect to any Member’s Units under any circumstances.

Section 12.7  Entire Understanding; Etc.  This Agreement constitutes the entire agreement and understanding among the Members and supersedes any prior or contemporaneous understandings and/or written or oral agreements among them respecting the subject matter within.

Section 12.8  Severability.  If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those to which it is held invalid by such court, shall not be affected thereby.

Section 12.9  Construction of Agreement.  As used herein, the singular shall be deemed to include the plural, and the plural shall be deemed to include the singular, and all pronouns shall include the masculine, feminine and neuter, whenever the context and facts require such construction. The headings, captions, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions of this Agreement. Except as otherwise indicated herein, all section and exhibit references in this Agreement shall be deemed to refer to the sections and exhibits of and to this Agreement, and the terms “herein”, “hereof”, “hereto”, “hereunder” and similar terms refer to this Agreement generally rather than to the particular provision in which such term is used. Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner as though the words “but [is] not limited to” immediately followed the same. Time is of the essence of this Agreement. The language in all parts of this Agreement shall in all cases be construed simply according to the fair meaning thereof and not strictly against the party which drafted such language. Except as otherwise provided herein, references in this Agreement to any agreement, articles, by-laws, instrument or other document are to such agreement, articles, by-laws, instrument or other document as amended, modified or supplemented from time to time.

Section 12.10  Action without Dissolution.  To the fullest extent permitted by law, each Member shall be entitled to maintain, on its own behalf or on behalf of the Company, any action or proceeding against any other Member or the Company (including an action for damages, specific performance, or injunctive or declaratory relief) for or by reason of the tortious conduct of such party or the breach by such party of this Agreement or any other agreement entered into with such party in connection with the transactions contemplated hereunder, and the bringing of such action or proceeding shall not cause or require the dissolution of the Company or an accounting of the Company’s assets or affairs.

Section 12.11  Waiver of Jury Trial.  To the fullest extent permitted by law, each Member hereby waives trial by jury in any action, proceeding or counterclaim brought by a Member or the Company with respect to any matter whatsoever arising out of or in any way connected with this Agreement, the relationship of the Managing

Member and Nonmanaging Members, any claim of injury or damage relating to any of the foregoing, or the enforcement of any remedy under any statute with respect thereto.

Section 12.12  Books of Account.  At all times during the continuance of the Company, the Managing Member shall maintain or cause to be maintained full, true, complete and correct books of account in accordance with generally accepted accounting principles wherein shall be entered particulars of all monies, goods or effects belonging to or owing to or by the Company, or paid, received, sold or purchased in the course of the Company’s business, and all of such other transactions, matters and things relating to the business of the Company as are usually entered in books of account kept by Persons engaged in a business of a like kind and character. In addition, the Company shall keep all records as required to be kept pursuant to the Delaware Act. The books and records of account shall be kept at the principal office of the Company.

Section 12.13  Records.  Upon the written request of a Member, the Managing Member shall cause to be delivered to the requesting Member copies of (i) a current list which sets forth the names of the Members, together with the last-known business, residence or mailing address of each Member, (ii) a list which sets forth the amount of the Capital Contribution of each Member, together with a description of each such Capital Contribution.

Section 12.14  Incorporation of Exhibits.  All Exhibits, Attachments, Appendices and Schedules attached hereto are incorporated herein and made a part hereof.

Section 12.15  Assurances.  Each of the Members shall hereafter execute and deliver such further instruments and do such further acts and things as may be required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement effective as of the date and year first above written.

“Company”

BLUSH HOLDINGS, LLC

By:
Name:
Title:

“Managing Member”

[                             ]

By:
Name:
Title:

Initial Address for Notices:

c/o Shiseido Company, Limited
1-6-2 Higashi-shimbashi, Minato-ku
Tokyo 105-8310 Japan
Attention: Carsten Fischer, or his successor in office
Telecopy: +03-6218-5039

with a copy to:

Shearman & Sterling LLP
Fukoku Seimei Building 5th Floor
2-2-2 Uchisaiwai-cho, Chiyoda-ku
Tokyo 100-0011
Attention: Kenneth J. Lebrun
Telecopy: +81-3-5251-1602

“Nonmanaging Member”

BLODGETT FAMILY TRUST DATED JUNE 7, 2004

By:
Name:
Title:

Initial Address for Notices:

c/o Bare Escentuals, Inc.
71 Stevenson Street, 22nd Floor
San Francisco, CA 94105
Attention: Leslie A. Blodgett
Telecopy: (415) 489-5997

with a copy to:

Munger, Tolles & Olson LLP
355 South Grand Avenue
Los Angeles, CA 90071
Attention: Michael J. O’Sullivan
Telecopy: (213) 683-4025

SCHEDULE A

Capital Contributions and Units

		Capital	Class I	Class II
	Members	Contributions	Units	Units

1.	[Managing Member]	[ ]	100	0
2.	Blodgett Family Trust dated June 7, 2004	$85,739,526.60, consisting of 4,710,963 shares of common stock of Bare Escentuals, valued at $18.20 per share.	0	3

-i-

SCHEDULE B

EBITDA Threshold Amounts

Applicable Period	Threshold Amount

Fiscal Year 2010	$170,500,000
Fiscal Year 2011	$188,300,000
Fiscal Year 2012	$195,700,000

-ii-

EXHIBIT C

FORM OF LIMITED GUARANTEE

Limited Guarantee, dated as of [          ] [  ], 2010 this “Limited Guarantee”), by [          ] (the “Guarantor”), in favor of Blodgett Family Trust dated June 7, 2004 (the “Guaranteed Party” and, together with the Guarantor, the “Parties”).

1. Limited Guarantee. To induce the Guaranteed Party to enter into an Amended and Restated Limited Liability Company Agreement of Blush Holdings, LLC, a Delaware limited liability company (the “Company”), dated as of [          ] [  ], 2010 (as it may be amended from time to time, the “LLC Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the LLC Agreement), the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party the due and punctual performance and discharge of the payment obligations of the Company under Sections 4.2 and 9.2 and Article V of the LLC Agreement (the “Obligations”).

2. Nature of Guarantee. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that the Company becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. This is an unconditional guarantee of payment and not merely of collectibility.

3. Changes in Obligations; Certain Waivers. Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, make any agreement with the Company, for the extension, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any other agreement between the Guaranteed Party and the Company without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee, but in any case subject to the last sentence of Section 4(a). The Guarantor agrees that its Obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against the Company; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the LLC Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company; (d) the existence of any claim, set-off or other right which the Guarantor may have at any time against the Company, whether in connection with the Obligations or otherwise; or (e) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Obligations. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to the Company and Shearman & Sterling LLP in accordance with Section 12.1 of the LLC Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Company, and all suretyship defenses generally (other than fraud or willful misconduct by the Guaranteed Party or any of its subsidiaries, defenses to the payment of the Obligations that are available to the Company under the LLC Agreement or breach by the Guaranteed Party of this Limited Guarantee). Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the LLC Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

4. Additional Agreements.

a) The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the LLC Agreement or against the Guarantor (except for claims against the Guarantor under this Limited Guarantee subject to the limitations described herein), or against (a) the Guarantor’s former, current or future directors, officers, agents,

1

Affiliates (other than the Company) or employees, (b) any of the respective former, current or future general or limited partners, members, managers or stockholders of the Guarantor or any Affiliate thereof (other than the Company), or (c) any former, current or future directors, officers, agents, Affiliates, general or limited partners, members, managers or stockholders of any of the foregoing (other than the Company) ((a) through (c) collectively, the “Guarantor Affiliates”). The preceding sentence shall not apply to claims against [          ]1 pursuant to the terms of such limited guarantee provided by [          ]. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that to the extent the Company is relieved of its payment obligations under Sections 4.2 and 9.2 and Article V of the LLC Agreement, the Guarantor shall be similarly relieved of its Obligations under this Limited Guarantee.

b) The Guarantor hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceedings asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Company that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against the Company, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guarantor’s Obligations shall have been paid in full in cash.

5. No Waiver; Cumulative Rights. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

6. Representations and Warranties. Guarantor hereby represents and warrants that:

a) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary corporate action and do not contravene any provision of Guarantor’s corporate organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on Guarantor or its assets;

b) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee; and

c) this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

7. Continuing Guarantee; Enforcement. This Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor and its respective successors and assigns until its Obligations are satisfied in full.

8. No Recourse. The Guaranteed Party by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than the Guarantor shall have any obligation hereunder and that no recourse

1 Each blank in this Section 4(a) shall mean, in the case of the guarantee issued by Shiseido, Bare Escentuals, and in the case of the guarantee issued by Bare Escentuals, Shiseido.

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hereunder shall be had against the Company or any Guarantor Affiliate, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law. Recourse against the Guarantor under this Limited Guarantee shall be the exclusive remedy of the Guaranteed Party and its Affiliates against the Guarantor and any Guarantor Affiliate (other than the Company and [          ]2) in respect of any liabilities or obligations arising under, or in connection with, the LLC Agreement. The Guaranteed Party hereby covenants and agrees that it shall not institute, and it shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the LLC Agreement, against the Guarantor or any Guarantor Affiliate (except for claims against the Guarantor under this Limited Guarantee and for claims against the Company under the LLC Agreement or [          ] under its limited guarantee thereof, subject to the limitations described herein or therein). Except as contemplated under Section 10, nothing set forth in this Limited Guarantee shall affect or be construed to confer or give any Person other than the Guarantor and the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person. Notwithstanding the foregoing, nothing in this Limited Guaranty shall limit any rights the Guaranteed Party or any of its Affiliates may have against the Guarantor or any Guarantor Affiliate not arising from the LLC Agreement, including, without limitation, under that certain Employment Agreement dated as of January 14, 2010 and under that certain Name and Likeness Agreement dated as of January 14, 2010, each by and between [Bare Escentuals, Inc.] [OR] [Guarantor] and Leslie A. Blodgett.

9. No Assignment. Neither of the Guarantor nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the other Party.

10. Notices. All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been given when delivered in person, facsimiled (which is confirmed) or sent by international courier (providing proof of delivery) to the Parties at the following addresses:

if to the Guaranteed Party, to it at:

c/o Bare Escentuals, Inc.
71 Stevenson Street, 22nd Floor
San Francisco, CA 94105
Attention: Leslie A. Blodgett
Telecopy: (415) 489-5997

with a copy to:

Munger, Tolles & Olson LLP
355 South Grand Avenue
Los Angeles, CA 90071
Attention: Michael J. O’Sullivan
Telecopy: (213) 683-4025

if to the Guarantor, to it at:
[          ]

with a copy to:

Shearman & Sterling LLP
Fukoku Seimei Building 5th Floor
2-2-2 Uchisaiwai-cho, Chiyoda-ku
Tokyo 100-0011
Attention: Kenneth J. Lebrun
Telecopy: +81-3-5251-1602

2 Each blank in this Section 8 shall mean, in the case of the guarantee issued by Shiseido, Bare Escentuals, and in the case of the guarantee issued by Bare Escentuals, Shiseido.

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11. Governing Law. This Guarantee shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. The parties hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the City of San Francisco, State of California for the purpose of any Action arising out of or relating to this Guarantee brought by any Party, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Guarantee or the Transactions may not be enforced in or by any of the above-named courts.

12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTEE OR THE TRANSACTIONS. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTEE AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

13. Counterparts. This Limited Guarantee may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

14. Amendments; Waivers. This Limited Guarantee may not be amended except by an instrument in writing signed by each of the Parties. Any Party may (a) extend the time for the performance of any obligation or other act of any other Party, (b) waive any inaccuracy in the representations and warranties of any other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other Party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

15. Severability. If any term or other provision of this Limited Guarantee is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Limited Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

16. No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Limited Guarantee. In the event an ambiguity or question of intent or interpretation arises, this Limited Guarantee shall be construed as if drafted jointly by the Parties and the Parties waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

[          ]

By
Name:

Title:

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

BLODGETT FAMILY TRUST DATED JUNE 7, 2004

By
Name:

Title:

[Signature Page to Limited Guarantee]

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